Exhibit (p)
                    CODE OF ETHICS

                 For Access Persons of
                GRAND PRIX FUNDS, INC.
                          and
                   TARGET INVESTORS

       Amended and Restated as of March 1, 2000

I.   DEFINITIONS

     A.   "Act" means the Investment Company Act of
          1940, as amended.

     B.   "Company" means Grand Prix Funds, Inc.

     C. "Target" means Target Holdings Corporation d/b/a Target Investors, Inc.

     D. "Access person" means any director, officer or advisory person of the Company or Target.

     E. "Advisory person" means: (i) any employee of the Company or Target (or of any company in a control relationship to the Company or Target), who in connection with his or her regular functions or duties, makes, participates in, or obtains information regarding the purchase or sale of a security by the Company, or whose functions relate to the making of any recommendations with respect to such purchases or sales; and (ii) any natural person in a control relationship to the Company or Target who obtains informa tion concerning recommendations made to the Company with regard to the purchase or sale of a security by the Company.

     F. A security is "being considered for purchase or sale" when a recommendation to purchase or sell a security has been made and communicated and, with respect to the person making the recommendation, when such person seriously considers making such a recommendation.

     G. "Beneficial ownership" shall be interpreted in the same manner as it would be in determining whether a person is subject to the provisions of Section 16 of the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder, except that the determination of direct or indirect beneficial ownership shall apply to all securities which an access person has or acquires. Although the following is not an exhaustive list, a person generally would be regarded to be the beneficial owner of the following:

          (i)    securities held in the person's own name;

          (ii)   securities held with another in joint
                 tenancy, as tenants in common, or in
                 other joint ownership arrangements;
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          (iii)  securities held by a bank or broker
                 as a nominee or custodian on such
                 persons' behalf or pledged as collateral for a loan;

          (iv)   securities held by members of the
                 person's immediate family sharing the
                 same household ("immediate family" means any child, stepchild, grandchild, parent, stepparent, grandparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law or sister-in-law, including adoptive relationships);

          (v)    securities held by a relative not
                 residing in the person's home if the
                 person is a custodian, guardian, or
                 otherwise has controlling influence over the purchase, sale, or voting of such securities;

          (vi) securities held by a trust for which the person serves as a trustee and in which the person has a pecuniary interest
                 (including pecuniary interests by virtue of performance fees and by virtue of holdings by the person's immediate family);

          (vii)  securities held by a trust in which
                 the person is a beneficiary and has or
                 shares the power to make purchase or
                 sale decisions;

          (viii) securities held by a general
                 partnership or limited partnership in
                 which the person is a general partner; and

          (ix)   securities owned by a corporation which
                 is directly or indirectly controlled by, or under common control with, such person.

     H. "Control" shall have the same meaning as that set forth in Section 2(a)(9) of the Act.

     I. "Disinterested director" means a director of the Company who is not an "interested person" of the Company within the meaning of Section
          2(a)(19) of the Act.

     J. "Investment Personnel" means (i) any employee of the Company or Target (or of any company in a control relationship to the Company or Target) who, in connection with his or her regular functions or duties, makes or participates in making recommendations regarding the purchase or sale of securities by the Company; (ii) any natural person who controls the Company or Target and who obtains information concerning recommendations made to the Company regarding the purchase or sale of securities by the Company.

     K. "Purchase or sale of a security" includes, among other things, the writing of an option to purchase or sell a security.

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     L.   "Security" shall have the meaning set forth
          in Section 2(a)(36) of the Act, --any note, stock, treasury stock, bond, debenture, evidence of indebtedness, certificate of interest or participation in any profit-sharing agreement, collateral-trust certificate, preorganization certificate or subscription, transferable share, investment contract, voting-trust certificate, certificate of deposit for a security, fractional undivided interest in oil, gas or other mineral rights, any put, call, straddle, option, or privilege on any security (including a certificate of deposit) or on any group or index of securities
          (including any interest therein or based on the value thereof), or any put, call, straddle, option, or privilege entered into on a national securities exchange relating to foreign currency, or, in general, any interest or instrument commonly known as a "security", or any certificate or interest or participation in, temporary or interim certificate for, receipt for, guarantee of, or warrant or right to subscribe to or purchase, any of the foregoing, except that it shall not include shares of registered open-end investment companies, direct obligations of the Government of the United
          States, high quality short-term debt
          instruments, bankers' acceptances, bank
          certificates of deposit, commercial paper, and such other money market instruments as designated by the Company's Board of Directors.

II.  GENERAL FIDUCIARY PRINCIPLES

     In addition to the specific principles enunciated in this Code of Ethics, all access persons shall be governed by the following general fiduciary principles:

     A. The duty at all times to place the interests of shareholders of the Company and other clients of Target above all others;

     B. The requirement that all personal securities transactions be conducted consistent with this Code of Ethics and in such a manner as to avoid any actual or potential conflict of interest or any abuse of an individual's position of trust and responsibility; and

     C.   The fundamental standard that no access
          person should take inappropriate advantage of their position with the Company or Target.

III. EXEMPTED TRANSACTIONS

     The prohibitions of Section IV and the reporting obligations of Section V of this Code of Ethics shall not apply to:

     A. Purchases or sales effected in any account over which the access person has no direct or indirect influence or control;

     B. Purchases or sales which are non-volitional on the part of either the access person or the Company;

     C. Purchases which are part of an automatic dividend reinvestment plan; and

     D.   Purchases effected upon the exercise of
          rights issued by an issuer pro rata to all holders of a class of its securities, to the extent such rights were acquired from such issuer, and sales of such rights so acquired.

IV.  PROHIBITED ACTIVITIES

     A. No access person shall purchase or sell, directly or indirectly, any security in which he or she has, or by reason of such transaction acquires, any direct or indirect beneficial ownership and which he or she knows or should have known, that during the 15-day period immediately before or after the access person's transaction, the Company purchased or sold the security or the Company or Target considered purchasing or selling the security.

     B. No person who meets the definition contained in "Investment Personnel" shall acquire any beneficial ownership in any securities in an initial public offering or in any interest in a private placement without first obtaining prior approval from Target's Compliance
          Officer. Target's Compliance Officer must maintain a record of any decision, and the reasons supporting the decision, for at least five years after the end of the fiscal year in which the decision is made.

          With the exception of the Company's
          disinterested directors:

     C. No access person shall receive any gift or other thing of more than de minimis value from any person or entity that does business with or on behalf of the Company or any other client of Target.

     D. No access person shall serve on the board of directors of a publicly traded company without prior authorization from Target's
          Board of Directors and the Company's Board of Directors based upon a determination that the board service would be consistent with the interests of the Company, its shareholders, and other clients of Target. In the event the board service is authorized, access persons serving as directors must be isolated from those making investment decisions through a "Chinese wall."

V.   REPORTING

     A.   All securities transactions in which an
          access person has a direct or indirect
          beneficial ownership interest will be
          monitored by Target's Compliance Officer.

     B.   With the exception of disinterested
          directors, every access person shall report to Target's Compliance Officer on a quarterly basis the information described in Section
          V(E) of this Code of Ethics with respect to the transactions in any security in which such access person has, or by reason of such transaction acquires, any direct or indirect beneficial ownership in the security.

     C.   With the exception of disinterested
          directors, quarterly reporting is required even if such access person has no personal securities transactions to report for the reporting period.

     D. A disinterested director of the Company need only report a transaction in a security if such director knew or, in the ordinary course of fulfilling his or her official duties as a director of the Company, should have known that, during the 15-day period immediately before or after the date of the transaction by the director, such security was: (i) purchased or sold by the Company; or (ii) being considered by the Company or Target for purchase or sale.

     E.   Every report required to be made by Sections
          V(B) through V(D) of this Code of Ethics shall be made not later than ten (10) days after the end of the calendar quarter in which the transaction to which the report relates. Such report shall contain the following information:

          (1)  The date of the transaction, the title,
               the interest rate and maturity date (if
               applicable), and the number of shares,
               and the principal amount of each
               security involved;

          (2)  The nature of the transaction (i.e.,
               purchase, sale or any other type of
               acquisition or disposition);

          (3)  The price of the security at which the
               transaction was effected; and

          (4)  The name of the broker, dealer or bank
               with or through whom the transaction was effected.

     F. Any report filed pursuant to Section V(B) through V(D) of this Code of Ethics may contain a statement that the report shall not be construed as an admission by the person making such report that he or she has any direct or indirect beneficial ownership in the security to which the report relates.

     G.   With the exception of disinterested
          directors, every access person shall direct his or her brokers to provide to Target's
          Compliance Officer, on a timely basis,
          duplicate copies of all personal securities transactions and copies of periodic statements for all securities accounts.

     H.   With the exception of disinterested
          directors, every access person shall disclose to Target's Compliance Officer all personal securities holdings (i) within ten (10) days of such person's commencement of employment;
          and (ii) in an annual report which reflects such person's securities holdings as of June
          30th.  Such annual
          report must be received by Target's Compliance
          Officer no later than July 31st of each year.

VI.  COMPLIANCE WITH THE CODE OF ETHICS

     A.   All access persons shall certify annually that:

          (1)  They have read and understand the Code
               of Ethics and recognize that they are
               subject thereto; and

          (2) They have complied with the requirements of the Code of Ethics and disclosed or reported all personal securities transactions required to be disclosed or reported pursuant to the Code.

     B. The Company shall include a report in the Company's Board of Directors quarterly materials which shall:

          (1)  Identify any violations during the
               previous quarter; and

          (2)  Identify any recommended changes in
               existing restrictions or procedures
               based upon the Company's experience
               under its Code of Ethics, evolving
               industry practices, or developments in
               laws or regulations.

     C. The quarterly reports shall be summarized in an annual report to the Company's Board of Directors and shall include a certification from the Company and Target stating that the respective entity has adopted procedures reasonably necessary to prevent its access persons from violating this Code of Ethics.

VII. SANCTIONS

Upon discovering a violation of this Code of Ethics, the Board of Directors of the Company may impose such sanctions as it deems appropriate, including, among other sanctions, a letter of censure or suspension, or termination of the employment of the violator. The
Company's Board of Directors will be promptly informed of any serious violations of this Code of Ethics.

                                             Exhibit (p)

                                             Appendix 1



      ACKNOWLEDGMENT OF RECEIPT OF CODE OF ETHICS


     I acknowledge that I have received the Code of Ethics dated March 1, 2000, and represent:

     1. In accordance with Section V of the Code of Ethics, I will report all securities transactions in which I have a beneficial interest, except for transactions exempt from reporting under Section III of the Code of Ethics.

     2. I will comply with the Code of Ethics in all other respects.




                                     ___________________________
                                     Signature



                                     ___________________________
                                     Print Name



Dated:____________________

                                             Appendix 2



  ANNUAL CERTIFICATION OF COMPLIANCE WITH THE CODE OF ETHICS



     I certify that during the past year:

     1. I have reported all securities transactions which I am required to report pursuant to Section V of the Code of Ethics, except for transactions exempt from reporting under Section III of the Code of Ethics.

     2. I have complied with the Code of Ethics in all other respects.

     3. I have read and understand the Code of Ethics and recognize that I am subject to the Code of Ethics.





                                     _________________________
                                     Signature



                                     _________________________
                                     Print Name




Dated:____________________